Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8(No. 333-251791 and 333-179035) and Registration Statements on Forms S-3 (Nos. 333-175006 and 333-185846) of Comstock Mining Inc. of our report dated March 28, 2022, relating to the consolidated financial statements,which appear in this Form 10-K.

/s/ ASSURE CPA, LLC

Spokane, Washington
March 28, 2022